EXHIBIT 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Yahaira Garcia-Perea
Marketing & Corporate Communications Manager
916-823-7214 | YahairaGarcia-Perea@bankofmarin.com

BANK OF MARIN BANCORP REPORTS RECORD THIRD QUARTER EARNINGS OF $12.2 MILLION

NOVATO, CA, October 24, 2022 - Bank of Marin Bancorp, "Bancorp" (Nasdaq: BMRC), parent company of Bank of Marin, "Bank," announced record earnings of $12.2 million for the third quarter, compared to $11.1 million for the second quarter of 2022. Diluted earnings per share were $0.76 for the third quarter, compared to $0.69 for the preceding quarter. Earnings for the first nine months of 2022 totaled $33.7 million, compared to $23.5 million for the same period last year. Diluted earnings per share were $2.11 and $1.69 for the first nine months of 2022 and 2021, respectively. Certain periods of earnings presented were impacted by the costs associated with our acquisition of American River Bank ("ARB"), the details of which are discussed in this release. In particular, non-GAAP diluted earnings per share for the first nine months of 2022 would have increased by 16 cents per share over 2021 without those costs (refer to pages 2 and 3 for a discussion of this non-GAAP financial measure).

“Our strong third quarter results highlighted our unwavering commitment to disciplined fundamentals, which drove solid loan originations, excellent credit quality, and improved efficiency,” said Tim Myers, President and Chief Executive Officer. “Our relationship banking model has yielded a loyal customer base, providing robust core deposits that allow us to generate steady loan production and keep funding costs low.”

Bancorp also provided the following highlights from the third quarter of 2022:
•Return on average assets was 1.11% for the third quarter of 2022, compared to 1.03% for the second quarter of 2022 and return on average equity was 11.65%, compared to 10.74% for the prior quarter.

•The efficiency ratio for the third quarter of 2022 was 52.24%, compared to 55.73% for the second quarter of 2022. The improvement from the prior quarter was primarily due to the increase in net interest income while non-interest expense was slightly lower.

•The third quarter tax-equivalent net interest margin improved 11 basis points over the preceding quarter from 3.05% to 3.16%, as rising interest rates positively impacted the Bank's earning asset portfolio while the cost of deposits remained flat.

•Deposits increased by $72.0 million to $3.903 billion at September 30, 2022, compared to $3.831 billion at June 30, 2022. Non-interest bearing deposits made up 53% of total deposits at September 30, 2022, consistent with June 30, 2022. The average cost of deposits for the third quarter of 2022 was 0.06%, unchanged from the preceding quarter.

•Loan balances of $2.158 billion at September 30, 2022, slightly down from $2.163 billion at June 30, 2022, reflected continued production efforts with a combined $74.5 million in new loans and higher utilization for the third quarter. Excluding PPP, loans increased $5.1 million over June 30, 2022 despite large construction project completions.

•Credit quality remains strong, with non-accrual loans representing 0.49% of total loans as of September 30, 2022, compared to 0.37% at June 30, 2022. Classified loans decreased by $3.6 million due primarily to paydowns. Shortly after quarter end, non-accrual and classified loans decreased $7.1 million due to the resolution and payoff of a long-standing substandard credit. There was a provision of $422 thousand made to the allowance for credit losses primarily due to an increase in qualitative factors to account for the ongoing deterioration in the economic outlook not captured in the quantitative portion of the allowance. There was no adjustment to the allowance for credit losses on unfunded commitments this quarter.

•All capital ratios were above well-capitalized regulatory requirements. The total risk-based capital ratio for Bancorp was 15.1% at September 30, 2022, compared to 14.7% at June 30, 2022. The total risk-based capital ratio for the Bank was 14.7% at September 30, 2022, compared to 14.2% at June 30, 2022.

•Bancorp's tangible common equity to tangible assets was 7.5% at September 30, 2022, compared to 7.8% at June 30, 2022 (refer to footnote 5 on page 7 for a discussion of this non-GAAP financial measure). The Bank's tangible common equity to tangible assets was 7.3% at September 30, 2022, compared to 7.5% at June 30, 2022. Declines in the Bank's and Bancorp's tangible common equity were primarily related to a $22 million increase in after-tax unrealized losses on available-for-sale securities associated with interest rate increases since June 30, 2022, partially offset by earnings.

•The Board of Directors declared a cash dividend of $0.25 per share on October 21, 2022, which represents the 70th consecutive quarterly dividend paid by Bancorp. The dividend is payable on November 14, 2022, to shareholders of record at the close of business on November 7, 2022.

Statement Regarding use of Non-GAAP Financial Measures

In this press release, Bancorp's financial results are presented in accordance with GAAP and with reference to certain non-GAAP financial measures. Management believes that presentation of operating results using non-GAAP financial measures provides useful supplemental information to investors and facilitates the analysis of Bancorp's operating results and comparison of operating results across reporting periods. Management also uses non-GAAP financial measures to establish budgets and manage Bancorp's business. A reconciliation of the GAAP financial measures to comparable non-GAAP financial measures is presented below.

Reconciliation of GAAP and Non-GAAP Financial Measures

	Three months ended		Nine months ended
(in thousands, unaudited)	September 30, 2022	June 30, 2022	September 30, 2022	September 30, 2021
Net income
Net income (GAAP)	$12,174	$11,066	$33,705	$23,514
Merger-related one-time and conversion costs:
Personnel and severance	—	58	393	2,668
Professional services	—	—	67	1,979
Data processing	—	29	77	433
Other	—	224	321	279
Total merger costs before tax benefits	—	311	858	5,359
Income tax benefit of merger-related expenses	—	(92)	(254)	(1,239)
Total merger-related one-time and conversion costs, net of tax benefits	—	219	604	4,120
Comparable net income (non-GAAP)	$12,174	$11,285	$34,309	$27,634
Diluted earnings per share
Weighted average diluted shares	15,974	15,955	15,959	13,881
Diluted earnings per share (GAAP)	$0.76	$0.69	$2.11	$1.69
Merger-related one-time and conversion costs, net of tax benefits	—	0.02	0.04	0.30
Comparable diluted earnings per share (non-GAAP)	$0.76	$0.71	$2.15	$1.99
Return on average assets
Average assets	$4,334,842	$4,312,919	$4,330,968	$3,280,505
Return on average assets (GAAP)	1.11%	1.03%	1.04%	0.96%
Comparable return on average assets (non-GAAP)	1.11%	1.05%	1.06%	1.13%
Return on average equity
Average stockholders' equity	$414,619	$413,271	$423,073	$374,445
Return on average equity (GAAP)	11.65%	10.74%	10.65%	8.40%
Comparable return on average equity (non-GAAP)	11.65%	10.95%	10.84%	9.87%
Efficiency ratio
Non-interest expense (GAAP)	$18,678	$18,906	$56,959	$53,654
Merger-related expenses	—	(311)	(858)	(5,359)
Non-interest expense (non-GAAP)	$18,678	$18,595	$56,101	$48,295
Net interest income	$33,027	$31,197	$94,122	$74,318
Non-interest income	$2,723	$2,728	$8,318	$7,413
Efficiency ratio (GAAP)	52.24%	55.73%	55.60%	65.65%
Comparable efficiency ratio (non-GAAP)	52.24%	54.81%	54.76%	59.09%

“Bank of Marin is well-positioned with capital and liquidity to meet our financial and strategic goals,” said Tani Girton, Executive Vice President and Chief Financial Officer. “Earnings accretion from our acquisition is meaningful and on track to meet targets announced when the merger became public. During the third quarter we further increased our net interest income through proactive balance sheet management, generating higher yields on our interest-earning assets, We are confident in our ability to build upon our long track record of delivering healthy returns to our shareholders.”

Loans and Credit Quality

Loans totaled $2.158 billion at September 30, 2022, compared to $2.163 billion at June 30, 2022, a decrease of $4.3 million. Loan originations were $52.2 million, compared to $102.2 million for the second quarter of 2022 and $32.6 million for the third quarter of 2021. Non-PPP loan payoffs were $45.1 million for the third quarter, compared to $109.8 million for the second quarter and $49.9 million for the third quarter of 2021.

The $97.3 million decrease in loans during the nine months ended September 30, 2022 was mostly attributable to a $103.6 million decrease in PPP loans. Non-PPP loan originations were $204.1 million for the nine months ended September 30, 2022, compared to $101.7 million for the nine months ended September 30, 2021. Non-PPP loan payoffs were $204.2 million for the nine months ended September 30, 2022, compared to $145.3 million for the nine months ended September 30, 2021.

Bank of Marin and ARB originated a combined total of 3,556 loans amounting to $550.3 million in two rounds of SBA PPP loan financing. Of these amounts, as of September 30, 2022, there were 42 loans still outstanding totaling $7.6 million (net of $161 thousand in unrecognized fees and costs), compared to 112 loans outstanding at June 30,

2022, for a total of $17.0 million (net of $420 thousand in unrecognized fees and costs). In the third quarter of 2022, Bank of Marin recognized $260 thousand in PPP fees, net of costs, compared to $573 thousand in the preceding quarter.

As of the date of this release, there were no loans benefiting from payment relief under the provisions of the 2020 CARES Act. During the onset of the pandemic, Bank of Marin granted payment relief for 269 loans totaling $402.9 million. Of the three loans outstanding for $23.6 million as of June 30, 2022, one resumed payments and was removed from payment relief prior to September 30, 2022, and the others paid off in early October.

Non-accrual loans totaled $10.6 million, or 0.49%, of the Bank's portfolio at September 30, 2022, compared to $8.0 million, or 0.37% at June 30, 2022. Non-accrual loans at September 30, 2022 included the addition of five loans non-accrual loans totaling $2.7 million in the third quarter, three (or 89%) of which were for one borrowing relationship. Over 90% of the non-accrual loans as of September 30, 2022 were well secured by commercial real estate. Subsequent to quarter end, $7.1 million of the non-accrual loans paid off.

Classified loans totaled $33.4 million at September 30, 2022, compared to $37.0 million at June 30, 2022, decreasing due to a $3.5 million paydown of a commercial line of credit and an additional $417 thousand in collective paydowns, partially offset by $292 thousand in downgrades from pass risk ratings. Accruing loans past due 30 to 89 days totaled $3.1 million at September 30, 2022, compared to $3.2 million at June 30, 2022. Subsequent to quarter end, classified loans decreased by an additional $7.1 million due to payoffs.

Net recoveries for the third quarter of 2022 totaled $2 thousand, compared to net charge-offs of $8 thousand in the second quarter of 2022. The ratio of allowance for credit losses to total loans was 1.06% at September 30, 2022, compared to 1.04% at June 30, 2022.

In the third quarter of 2022 there was a provision for credit losses on loans of $422 thousand, compared to no provision in the second quarter of 2022. Additionally, no provision for credit losses on unfunded commitments was recognized in either the third or second quarter of 2022. The provision made this quarter was primarily due to an increase in qualitative factors to account for the ongoing deterioration in the economic outlook not captured in the quantitative portion of the allowance. The preceding quarter's calculation reflected an improvement in the California unemployment rate forecast, which decreased the quantitative portion of estimated credit losses, while ongoing supply chain issues, inflation and recession risks increased qualitative factors.

Cash, Cash Equivalents and Restricted Cash

Total cash, cash equivalents and restricted cash were $185.6 million at September 30, 2022, compared to $115.9 million at June 30, 2022. The $69.7 million increase was primarily due to net cash flows of $18.9 million from the investment portfolio and $72.0 million deposit growth, as noted below, less $20.0 million for investment purchases pending settlement at June 30, 2022.

Investments

The investment securities portfolio totaled $1.772 billion at September 30, 2022, a decrease of $52.4 million from June 30, 2022. The decrease was the result of maturities, calls, and paydowns totaling $52.9 million, $10.7 million in sales and $31.8 million in pre-tax unrealized losses on available-for-sale investment securities related to continued increases in market interest rates. Decreases were partially offset by $44.7 million in securities purchases. The increase in portfolio yield contributed significantly to net interest income during the quarter.

Year-to-date other comprehensive loss totaled $110.8 million before tax. First quarter unrealized losses were more significant due to the rapid and dramatic increases in rates as well as the larger available-for-sale portfolio. During the first quarter we transferred $357.5 million in available-for-sale securities to held-to-maturity to alleviate further unrealized losses associated with rising interest rates.

Deposits

Deposits totaled $3.903 billion at September 30, 2022, compared to $3.831 billion at June 30, 2022, a $72.0 million increase that was primarily due to replacement of expected deposit outflows with deposits held off balance sheet. The average cost of deposits for the third quarter was unchanged from the second quarter at 0.06%. The average cost of deposits for the nine months ended September 30, 2022 was 0.06%, compared to 0.07% in the same period of 2021. As part of our liquidity management, the Bank maintained $11.3 million in deposits off-balance sheet with deposit networks at September 30, 2022, compared to $152.4 million at June 30, 2022.

Earnings

Net Interest Income

Net interest income totaled $33.0 million for the third quarter of 2022, compared to $31.2 million for the prior quarter. The increase from the prior quarter was primarily attributable to higher average balances and yields on investment securities. In addition, higher interest rates increased income from other interest-earning assets while the cost of interest-bearing liabilities went down slightly.

Net interest income totaled $94.1 million for the nine months ended September 30, 2022, compared to $74.3 million for the same period in the prior year. The $19.8 million increase from prior year was primarily due to the larger balance sheet resulting from the ARB acquisition and deposit growth. The Bank also benefited from its asset sensitivity in the rising interest rate environment and the absence of a subordinated debenture that was redeemed in 2021.

The tax-equivalent net interest margin was 3.16% for the third quarter of 2022, compared to 3.05% for the prior quarter. The increase from the prior quarter was primarily due to continued deployment of cash into higher yielding investment securities and higher yields on loans and Federal Reserve balances, partially offset by lower interest and fee income on PPP loans and lower construction loan balances. The average yield on the investment portfolio increased 24 basis points in the third quarter.

The tax-equivalent net interest margin was 3.06% for the nine months ended September 30, 2022, compared to 3.23% for the same period in the prior year. The decrease resulted primarily from a higher proportion of investment securities in the larger balance sheet associated with the acquisition and ARB's lower loan-to-deposit ratio. Additionally, other deposit growth over the period contributed to the larger investment portfolio. Reductions were partially offset by the shift to a higher percentage of non-PPP loans within the loan portfolio and the absence of a subordinated debenture that was redeemed in 2021.

Non-Interest Income

Non-interest income totaled $2.7 million for the third quarter of 2022, substantially unchanged from the preceding quarter. The reduction in Wealth Management and Trust Services income related to stock market volatility and losses on investment securities sold were generally offset by increased fees for off-balance sheet deposits within other income. The $63 thousand loss on sale of investment securities was related to the sale of short-term municipal bonds, the proceeds of which were reinvested into higher yielding securities. The loss earnback period is expected to be less than four months.

Non-interest income totaled $8.3 million for the nine months ended September 30, 2022, compared to $7.4 million for the same period of the prior year. The increase was mostly attributable to higher activity associated with the ARB acquisition and higher fees on deposit balances held off balance sheet with deposit networks, partially offset by a decrease in benefits year-over-year associated with bank-owned life insurance payments.

Non-Interest Expense

Non-interest expense totaled $18.7 million for the third quarter of 2022, compared to $18.9 million for the prior quarter. The decrease from the prior quarter was primarily from $462 thousand less in charitable contributions due to the annual distribution of grant funding related to the Bank's corporate giving program primarily occurring in the second quarter. In addition, the third quarter included a partial reversal of a vendor contract termination fee originally accrued in the second quarter, for a net quarter-over-quarter effect of $200 thousand. These decreases were partially offset by a $345 thousand valuation adjustment to other real estate owned.

While non-interest expense of $57.0 million for the nine months ended September 30, 2022 increased $3.3 million over the same 2021 period, on a non-GAAP basis the efficiency ratio declined from 59.1% to 54.8%, reflecting the improved operating leverage of our larger organization. Almost all expense categories increased over 2021 due primarily to a full nine months of operating expenses attributable to the August 2021 ARB acquisition. In addition, salaries and benefits reflected annual merit and other incentive increases, data processing and information technology expenses were elevated due to the systems conversions associated with the merger and systems upgrades in 2022, and other expense reflected higher recruiting fees. These increases were partially offset by a $2.0 million decrease in professional services expense, as 2021 included merger-related legal and other professional fees.

Share Repurchase Program

Bancorp has an approved share repurchase program with $34.7 million outstanding. The last activity under the program was in the first quarter of 2022.

Earnings Call and Webcast Information

Bank of Marin Bancorp will webcast its third quarter of 2022 earnings call on Monday, October 24, 2022, at 8:30 a.m. PT/11:30 a.m. ET. Investors will have the opportunity to listen to the conference call online through Bank of Marin’s website at https://www.bankofmarin.com under “Investor Relations.” To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the same website location shortly after the call.

About Bank of Marin Bancorp

Founded in 1990 and headquartered in Novato, Bank of Marin is the wholly owned subsidiary of Bank of Marin Bancorp (Nasdaq: BMRC). A leading business and community bank in Northern California, with assets of $4.3 billion, Bank of Marin has 31 retail branches and 8 commercial banking offices located across 10 counties. Bank of Marin provides commercial banking, personal banking, and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and Nasdaq ABA Community Bank Index. For more information, go to www.bankofmarin.com.

Forward-Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions and the economic uncertainty in the United States and abroad, including economic or other disruptions to financial markets caused by acts of terrorism, war or other conflicts such as Russia's military action in Ukraine, impacts from inflation, supply change disruptions, changes in interest rates (including the actions taken by the Federal Reserve to control inflation), California's unemployment rate, deposit flows, real estate values, and expected future cash flows on loans and securities; costs or effects of acquisitions; competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; natural disasters (such as wildfires and earthquakes in our area); adverse weather conditions; interruptions of utility service in our markets for sustained periods; and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting our operations, pricing, products and services; and successful integration of acquisitions. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

BANK OF MARIN BANCORP FINANCIAL HIGHLIGHTS
	Three months ended		Nine months ended
(in thousands, except per share amounts; unaudited)	September 30, 2022	June 30, 2022	September 30, 2022	September 30, 2021
Selected operating data and performance ratios:
Net income	$12,174	$11,066	$33,705	$23,514
Diluted earnings per common share	$0.76	$0.69	$2.11	$1.69
Return on average assets	1.11%	1.03%	1.04%	0.96%
Return on average equity	11.65%	10.74%	10.65%	8.40%
Efficiency ratio	52.24%	55.73%	55.60%	65.65%
Tax-equivalent net interest margin [1]	3.16%	3.05%	3.06%	3.23%
Cost of deposits	0.06%	0.06%	0.06%	0.07%
Net (recoveries) charge-offs	$(2)	$8	$(3)	$(83)

(in thousands; unaudited)	September 30, 2022	June 30, 2022	December 31, 2021
Selected financial condition data:
Total assets	$4,348,653	$4,326,904	$4,314,209
Loans:
Commercial and industrial [2]	$207,488	$213,122	$301,602
Real estate:
Commercial owner-occupied	368,415	382,897	392,345
Commercial investor-owned	1,211,651	1,190,419	1,189,021
Construction	112,154	118,147	119,840
Home equity	89,244	90,629	88,746
Other residential	114,247	113,361	114,558
Installment and other consumer loans	55,137	54,057	49,533
Total loans	$2,158,336	$2,162,632	$2,255,645
Non-accrual loans: [3]
Real estate:
Commercial owner-occupied	$9,846	$7,564	$7,269
Commercial investor-owned	—	—	694
Home equity	699	454	413
Installment and other consumer loans	92	—	—
Total non-accrual loans	$10,637	$8,018	$8,376
Classified loans (graded substandard and doubtful)	$33,421	$37,043	$36,235
Total accruing loans 30-89 days past due	$3,097	$3,153	$1,673
Allowance for credit losses to total loans	1.06%	1.04%	1.02%
Allowance for credit losses to total loans, excluding SBA PPP loans [4]	1.07%	1.05%	1.07%
Allowance for credit losses to non-performing loans	2.16x	2.81x	2.75x
Non-accrual loans to total loans	0.49%	0.37%	0.37%
Total deposits	$3,902,710	$3,830,670	$3,808,550
Loan-to-deposit ratio	55.3%	56.5%	59.2%
Stockholders' equity	$396,592	$409,573	$450,368
Book value per share	$24.74	$25.58	$28.27
Tangible common equity to tangible assets - Bank [5]	7.3%	7.5%	8.6%
Tangible common equity to tangible assets - Bancorp [5]	7.5%	7.8%	8.8%
Total risk-based capital ratio - Bank	14.7%	14.2%	14.4%
Total risk-based capital ratio - Bancorp	15.1%	14.7%	14.6%
Full-time equivalent employees	302	290	328
[1] Net interest income is annualized by dividing actual number of days in the period times 360 days.
[2] Includes SBA PPP loans of $7.6 million, $17.0 million and $111.2 million at September 30, 2022, June 30, 2022 and December 31, 2021, respectively.
[3] There were no non-performing loans over 90 days past due and accruing interest as of September 30, 2022, June 30, 2022 and December 31, 2021.
[4] The allowance for credit losses to total loans, excluding guaranteed SBA PPP loans, is considered a meaningful non-GAAP financial measure, as it represents only those loans that were considered in the calculation of the allowance for credit losses. Refer to footnote 2 above for SBA PPP loan totals.

[5] Tangible common equity to tangible assets is considered to be a meaningful non-GAAP financial measure of capital adequacy and is useful for investors to assess Bancorp's ability to absorb potential losses. Tangible common equity includes common stock, retained earnings and unrealized gains (losses) on available-for-sale securities, net of tax, less goodwill and intangible assets of $78.2 million, $78.6 million and $79.4 million at September 30, 2022, June 30, 2022 and December 31, 2021, respectively. Tangible assets exclude goodwill and intangible assets.

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION

(in thousands, except share data; unaudited)	September 30, 2022	June 30, 2022	December 31, 2021
Assets
Cash, cash equivalents and restricted cash	$185,552	$115,905	$347,641
Investment securities
Held-to-maturity, at amortized cost (net of zero allowance for credit losses at September 30, 2022, June 30, 2022 and December 31, 2021)	959,867	931,587	342,222
Available-for-sale (at fair value; amortized cost of $911,476, $960,379 and $1,169,520 at September 30, 2022, June 30, 2022 and December 31, 2021, respectively; net of zero allowance for credit losses at September 30, 2022, June 30, 2022 and December 31, 2021)	812,493	893,149	1,167,568
Total investment securities	1,772,360	1,824,736	1,509,790
Loans, at amortized cost	2,158,336	2,162,632	2,255,645
Allowance for credit losses on loans	(22,963)	(22,539)	(23,023)
Loans, net of allowance for credit losses on loans	2,135,373	2,140,093	2,232,622
Goodwill	72,754	72,754	72,754
Bank-owned life insurance	62,056	61,834	61,473
Operating lease right-of-use assets	25,006	22,353	23,604
Bank premises and equipment, net	7,102	7,067	7,558
Core deposit intangible, net	5,481	5,851	6,605
Other real estate owned	455	800	800
Interest receivable and other assets	82,514	75,511	51,362
Total assets	$4,348,653	$4,326,904	$4,314,209

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$2,051,975	$2,034,717	$1,910,240
Interest bearing
Transaction accounts	293,722	297,871	290,813
Savings accounts	342,630	343,585	340,959
Money market accounts	1,074,568	1,012,823	1,116,303
Time accounts	139,815	141,674	150,235
Total deposits	3,902,710	3,830,670	3,808,550
Borrowings and other obligations	365	356	419
Operating lease liabilities	26,744	24,117	25,429
Interest payable and other liabilities	22,242	62,188	29,443
Total liabilities	3,952,061	3,917,331	3,863,841

Stockholders' Equity
Preferred stock, no par value, Authorized - 5,000,000 shares, none issued	—	—	—
Common stock, no par value, Authorized - 30,000,000 shares; issued and outstanding - 16,029,048, 16,009,600 and 15,929,243 at September 30, 2022, June 30, 2022 and December 31, 2021, respectively	214,720	213,864	212,524
Retained earnings	261,907	253,737	239,868
Accumulated other comprehensive loss, net of taxes	(80,035)	(58,028)	(2,024)
Total stockholders' equity	396,592	409,573	450,368
Total liabilities and stockholders' equity	$4,348,653	$4,326,904	$4,314,209

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

	Three months ended		Nine months ended
(in thousands, except per share amounts; unaudited)	September 30, 2022	June 30, 2022	September 30, 2022	September 30, 2021
Interest income
Interest and fees on loans	$23,357	$23,334	$70,368	$66,117
Interest on investment securities	9,674	8,273	24,640	10,717
Interest on federal funds sold and due from banks	546	180	832	274
Total interest income	33,577	31,787	95,840	77,108
Interest expense
Interest on interest-bearing transaction accounts	121	53	230	119
Interest on savings accounts	32	32	93	66
Interest on money market accounts	268	438	1,184	1,015
Interest on time accounts	128	67	209	221
Interest on borrowings and other obligations	1	—	2	8
Interest on subordinated debenture	—	—	—	1,361
Total interest expense	550	590	1,718	2,790
Net interest income	33,027	31,197	94,122	74,318
Provision for (reversal of) credit losses on loans	422	—	(63)	(2,049)
Reversal of credit losses on unfunded loan commitments	—	—	(318)	(1,202)
Net interest income after provision for (reversal of) credit losses	32,605	31,197	94,503	77,569
Non-interest income
Wealth Management and Trust Services	507	630	1,737	1,615
Debit card interchange fees, net	502	531	1,538	1,268
Service charges on deposit accounts	535	465	1,488	1,062
Earnings on bank-owned life insurance, net	222	298	933	1,892
Dividends on Federal Home Loan Bank stock	251	249	759	505
Merchant interchange fees, net	141	149	430	247
(Losses) gains on sale of investment securities, net	(63)	—	(63)	1
Other income	628	406	1,496	823
Total non-interest income	2,723	2,728	8,318	7,413
Non-interest expense
Salaries and related benefits	10,557	10,341	32,446	31,223
Occupancy and equipment	1,941	1,891	5,739	5,373
Data processing	1,093	1,199	3,569	3,252
Professional services	736	665	2,314	4,321
Information technology	573	468	1,519	1,105
Depreciation and amortization	414	393	1,259	1,279
Amortization of core deposit intangible	370	374	1,124	742
Federal Deposit Insurance Corporation insurance	300	296	886	597
Directors' expense	233	294	838	660
Charitable contributions	49	511	605	497
Other real estate owned	350	3	355	—
Other expense	2,062	2,471	6,305	4,605
Total non-interest expense	18,678	18,906	56,959	53,654
Income before provision for income taxes	16,650	15,019	45,862	31,328
Provision for income taxes	4,476	3,953	12,157	7,814
Net income	$12,174	$11,066	$33,705	$23,514
Net income per common share:
Basic	$0.76	$0.70	$2.12	$1.70
Diluted	$0.76	$0.69	$2.11	$1.69
Weighted average shares:
Basic	15,939	15,921	15,912	13,798
Diluted	15,974	15,955	15,959	13,881
Comprehensive (loss) income:
Net income	$12,174	$11,066	$33,705	$23,514
Other comprehensive (loss) income:
Change in net unrealized (losses) gains on available-for-sale securities	(31,816)	(27,050)	(97,094)	(8,558)
Reclassification adjustment for losses (gains) on available-for-sale securities included in net income	63	—	63	(1)
Net unrealized losses on securities transferred from available-for-sale to held-to-maturity	—	—	(14,847)	—
Amortization of net unrealized losses on securities transferred from available-for-sale to held-to-maturity	510	472	1,126	385
Other comprehensive loss, before tax	(31,243)	(26,578)	(110,752)	(8,174)
Deferred tax benefit	(9,236)	(7,857)	(32,741)	(2,421)
Other comprehensive loss, net of tax	(22,007)	(18,721)	(78,011)	(5,753)
Total comprehensive (loss) income	$(9,833)	$(7,655)	$(44,306)	$17,761

BANK OF MARIN BANCORP
AVERAGE STATEMENTS OF CONDITION AND ANALYSIS OF NET INTEREST INCOME

	Three months ended			Three months ended
	September 30, 2022			June 30, 2022
		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
(in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning deposits with banks [1]	$94,963	$546	2.24%	$95,326	$180	0.75%
Investment securities [2,3]	1,875,660	9,875	2.11%	1,807,710	8,469	1.87%
Loans [1,3,4]	2,166,879	23,540	4.25%	2,194,810	23,522	4.24%
Total interest-earning assets [1]	4,137,502	33,961	3.21%	4,097,846	32,171	3.11%
Cash and non-interest-bearing due from banks	44,597			56,408
Bank premises and equipment, net	7,052			7,182
Interest receivable and other assets, net	145,691			151,483
Total assets	$4,334,842			$4,312,919
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$293,296	$121	0.16%	$300,258	$53	0.07%
Savings accounts	341,468	32	0.04%	343,338	32	0.04%
Money market accounts	1,025,722	268	0.10%	1,076,912	438	0.16%
Time accounts including CDARS	142,341	128	0.36%	144,432	67	0.19%
Borrowings and other obligations [1]	337	1	0.93%	370	—	0.61%
Total interest-bearing liabilities	1,803,164	550	0.12%	1,865,310	590	0.13%
Demand accounts	2,069,476			1,984,629
Interest payable and other liabilities	47,583			49,709
Stockholders' equity	414,619			413,271
Total liabilities & stockholders' equity	$4,334,842			$4,312,919
Tax-equivalent net interest income/margin [1]		$33,411	3.16%		$31,581	3.05%
Reported net interest income/margin [1]		$33,027	3.12%		$31,197	3.01%
Tax-equivalent net interest rate spread			3.09%			2.98%

	Nine months ended			Nine months ended
	September 30, 2022			September 30, 2021
		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
(in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning deposits with banks [1]	$140,114	$832	0.78%	$273,045	$274	0.13%
Investment securities [2,3]	1,770,882	25,214	1.90%	683,600	11,196	2.18%
Loans [1,3,4]	2,196,173	70,944	4.26%	2,117,631	66,665	4.15%
Total interest-earning assets [1]	4,107,169	96,990	3.11%	3,074,276	78,135	3.35%
Cash and non-interest-bearing due from banks	56,585			53,020
Bank premises and equipment, net	7,220			5,353
Interest receivable and other assets, net	159,994			147,856
Total assets	$4,330,968			$3,280,505
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$296,239	$230	0.10%	$193,502	$119	0.08%
Savings accounts	342,704	93	0.04%	245,374	66	0.04%
Money market accounts	1,074,597	1,184	0.15%	784,313	1,015	0.17%
Time accounts including CDARS	144,807	209	0.19%	105,419	221	0.28%
Borrowings and other obligations [1]	368	2	0.71%	1,047	8	1.10%
Subordinated debenture [1,5]	—	—	—%	713	1,361	251.54%
Total interest-bearing liabilities	1,858,715	1,718	0.12%	1,330,368	2,790	0.28%
Demand accounts	1,999,433			1,531,564
Interest payable and other liabilities	49,747			44,128
Stockholders' equity	423,073			374,445
Total liabilities & stockholders' equity	$4,330,968			$3,280,505
Tax-equivalent net interest income/margin [1]		$95,272	3.06%		$75,345	3.23%
Reported net interest income/margin [1]		$94,122	3.02%		$74,318	3.19%
Tax-equivalent net interest rate spread			2.99%			3.07%

[1] Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
[2] Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders' equity. Investment security interest is earned on 30/360 day basis monthly.

[3] Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 21 percent in 2022 and 2021.
[4] Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.

[5] 2021 interest on subordinated debenture included $1.3 million in accelerated discount accretion from the early redemption of our last subordinated debenture on March 15, 2021.